                                 ITEM 401(l)

                              PERFORMANCE GRAPH

                                      1992  1993   1994  1995 1996  1997
                                      ----  ----   ----  ---- ----  ----
Class A Common Stock                   100   128    130  180   196  129
Class B Common Stock                   100   125    122  170   185  152
Dow Jones Equity Index                 100   110    111  152   188  251
Dow Jones Home Construction Index      100   127     87  129   124  191

Assuming that the value of the investment in Liberty Homes, Inc. Class A and Class B Common Stock and each index was $100 on December 31, 1992 and all dividends were reinvested.


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